                                                Exhibit 99.1


FOR IMMEDIATE RELEASE                Contact:   Stephen E. Hare
                                                Executive Vice President and CFO
                                                (804) 287-5685


                   CADMUS COMMUNICATIONS COMPLETES DIVESTITURE
                      OF CADMUS CREATIVE MARKETING DIVISION

RICHMOND, VA (January 25, 2002) -- Cadmus Communications Corporation (Nasdaq/NM:
CDMS) today announced that it has sold its Atlanta-based Cadmus Creative Marketing division to Emergence, Inc., a strategic consultancy headquartered in Richmond, Virginia. Cash proceeds from the sale will be used to reduce debt. The Company expects the transaction will have a slightly positive impact on fiscal second half earnings from continuing operations but will record an after-tax book loss on disposal of discontinued operations of approximately $1.0 million in the third quarter. Terms of the transaction were not disclosed.

"This sale completes the divestiture of our independent marketing operations and allows us to focus our resources on our publications services and packaging businesses," said Stephen E. Hare, executive vice president and chief financial officer.

                         ------------------------------

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world's largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest publications printer in North America, and a leading national provider of specialty packaging products and services. Additional information about Cadmus is available at www.cadmus.com.